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                                                                    EXHIBIT 99.1


                Media Contact:                 Investor Contact:
                Terry L. Cook                  James F. Verhey
                (909) 483-8511                 (909) 483-8513

FOR IMMEDIATE RELEASE


              Eagle Mountain Landfill Project Secures Final Permit


Ontario, Calif. (December 15, 1999) - Kaiser Ventures Inc. (NASDAQ:KRSC) announced today that the Eagle Mountain Landfill and Recycling Project is now fully permitted. Today, the California Integrated Waste Management Board unanimously voted to concur in the issuance of the Facilities Permit for the Eagle Mountain project. The Facilities Permit is the last of 20 major permits necessary to allow the proposed regional municipal solid waste rail-haul landfill project to become a reality. Specifically, the Integrated Waste Management Board made a determination that all permits necessary to site and operate the Eagle Mountain landfill have been issued. This permit clears the way for final design to begin, accelerates marketing efforts to secure long-term waste contracts, and to explore sale or other exit or value maximization strategies.

     "We are obviously delighted with today's action by the Integrated Waste Management Board in approving the Eagle Mountain project," said Rick Stoddard, the Company's Chief Executive Officer. He continued, "this is the ultimate
milestone for permitting the Eagle Mountain project.   As everyone knows,
permitting the Eagle Mountain rail-haul landfill has been a long and difficult process. Yet, the process has resulted in a landfill project that one scientific panel called 'one of the world's safest landfills and a model for others to emulate.' I want to thank each person who has contributed to this major accomplishment of permitting the Eagle Mountain project."

                                    (more)
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     The Eagle Mountain landfill project is located at the former Kaiser iron ore mine in a remote region of eastern Riverside County California. The Eagle Mountain project is currently permitted to receive up to a maximum of 20,000 tons a day of municipal solid waste from Southern California for a period of up to 88 years. Final design of the project and related activities could be completed over a nine to twelve month period of time. Even with the receipt of the last major permit, there continue to be a number of risks associated with the project such as competition from other landfills, including competing rail-haul landfill projects, the continued growth of recycling, compliance with extensive, expensive and evolving regulation by federal, state and local authorities of landfills, as well as the litigation risks associated with landfill projects.

     Statements made in this release that state the Company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. It is important to understand that the Company's actual results could differ materially from those contained or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's 10-K Report and subsequent 10-Q reports. Copies of those filings are available from the Company and the Securities and Exchange Commission.


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